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                                                                    Exhibit 11.2


           HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

          Computation of Primary and Fully diluted Earnings Per Share

                           Before Extraordinary Item

               for the three and nine months ended March 31, 1996

                  The following calculation is submitted in accordance with the Securities Act of 1934:
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

                                                 Three months ended                             Nine months ended
                                                   March 31, 1996                                March 31, 1996
                                           ----------------------------------           -----------------------------------
                                             Primary         Fully diluted                 Primary          Fully diluted
                                           -----------    -------------------           ------------     ------------------
                                                              (amounts in thousands, except per share data)
Net income before extraordinary item....      $1,162                 $1,162                 $1,906                 $1,906
Dividends on preferred stock............         (17)                     -                   (101)                  (101)
Write-off of discount on preferred
  stock.................................           -                      -                   (787)                  (787)
Interest and dividends on
  convertible securities, net of
  tax...................................           -                     22                      -                      -
                                           -----------    -------------------           ------------     ------------------
Net income available to common
  stockholders..........................      $1,145                 $1,184                 $1,018                 $1,018
                                           ===========    ===================           ============     ===================

Weighted average number of maximum
  shares outstanding during
  period................................       7,889                  7,889                  5,808                  5,874
Weighted average number of maximum
  shares subject to exercise under
  outstanding stock options and
  warrants, net of treasury shares
  assumed repurchased...................         112                    132                     80                     90
Shares assumed issued in connection
  with conversion of convertible
  securities, as of the beginning of             185                    444                    185                    185
  the period............................   -----------    -------------------           ------------     ------------------
Weighted average number of common and
  common equivalent shares outstanding..       8,186                  8,465                  6,073                  6,149
                                           ===========    ===================           ============     ==================
Net income per share....................       $0.14                  $0.14                  $0.17                  $0.17
                                           ===========    ===================           ============     ==================



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